SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Under Rule 14a-12

TENFOLD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2007 Notice of Annual

Stockholders Meeting

and Proxy Statement

TenFold Corporation

Preliminary Proxy Materials

Subject to Completion

TenFold Corporation

April 30, 2007

Dear fellow stockholders:

We cordially invite you to attend our 2007 Annual Meeting of Stockholders. We will hold the meeting on Wednesday, July 18, 2007, at 10:30 a.m. local time at the Marriott Courtyard Hotel in Sandy, Utah for the following purposes:

1. To elect two (2) directors of TenFold to serve until TenFold’s 2009 Annual Meeting of Stockholders;

2. To ratify the appointment of Tanner LC as TenFold’s independent registered public accounting firm for the year ending December 31, 2007;

3. To approve an amendment to the Fourth Amended and Restated Certificate of Incorporation of TenFold Corporation to increase the number of authorized shares of common stock of TenFold Corporation from 120 million to 220 million and to increase the number of authorized shares of preferred stock of TenFold Corporation from 2 million to 4 million; and

4. To transact such other business as may properly come before the meeting.

The Board recommends that you vote FOR the nominees for directors, FOR ratification of the selection of our independent registered public accounting firm, and FOR increasing the number of authorized shares of common and preferred stock. We will also be available to answer your questions.

Thank you for your interest in TenFold Corporation. We look forward to seeing you at the meeting.

Sincerely,

/s/ Robert W. Felton
Robert W. Felton
Chairman, President, and Chief Executive Officer

Preliminary Proxy Materials

Subject to Completion

TenFold Corporation

Notice of 2007 Annual Meeting of Stockholders

The 2007 Annual Meeting of Stockholders of TenFold Corporation will be held Wednesday, July 18, 2007, at 10:30 a.m. local time at the Marriott Courtyard Hotel located at 10701 South Holiday Park Drive, Sandy, Utah 84070 for the following purposes:

1. To elect two directors to hold office until the 2009 Annual Meeting of Stockholders;

2. To ratify the selection of Tanner LC as TenFold’s independent registered public accounting firm for the year ending December 31, 2007; and

3. To approve an amendment to the Fourth Amended and Restated Certificate of Incorporation of TenFold Corporation to increase the number of authorized shares of common stock of TenFold Corporation from 120 million to 220 million and to increase the number of authorized shares of preferred stock of TenFold Corporation from 2 million to 4 million; and

4. To transact other business properly coming before the meeting.

Stockholders owning common stock or convertible preferred stock of TenFold Corporation at the close of business on May 31, 2007, are entitled to notice of and to vote at the meeting. A complete list of these stockholders will be available at our principal executive offices before the meeting. Our principal executive offices are located at 698 West 10000 South, Suite 200, South Jordan, Utah 84095.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

/s/ Robert P. Hughes
Robert P. Hughes
Corporate Secretary April 30, 2007 South Jordan, Utah

Page
Solicitation of Proxies and Record Date	1
Questions & Answers	1
Proposals To Be Voted On	5
1. Election of Directors	5
2. Ratification of Selection of Independent Registered Public Accounting Firm	5
3. Approval Of An Amendment To The Fourth Amended And Restated Certificate Of Incorporation Of TenFold Corporation To Increase The Number Of Authorized Shares Of Common Stock Of TenFold Corporation From 120 Million To 220 Million And To Increase The Number Of Authorized Shares Of Preferred Stock Of TenFold Corporation From 2 Million To 4 Million	5
4. Other Business	7
Board of Directors	8
Committees and Meetings	9
Nominations	10
Shareholder Communications with the Board	10
Code of Ethics	10
Common Stock Ownership of Certain Beneficial Owners and Management	11
Independent Registered Public Accounting Firm	13
Report of the Audit Committee of the Board of Directors	14
Report of the Compensation Committee of the Board of Directors	15
Executive and Director Compensation	16
Related Person Transactions	26
Section 16(a) Beneficial Ownership Reporting Compliance	28
Stockholder Proposals for the 2007 Annual Meeting	28
Requests for Form 10-K	28
Other Matters	28
Appendix A: Pre-Approval of Audit and Non-Audit Services	A-1

Preliminary Proxy Materials

Subject to Completion

TenFold Corporation Proxy Statement

For the Annual Meeting to be Held July 18, 2007

Solicitation of Proxies and Record Date

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

The Board set May 31, 2007, as the record date for the Annual Meeting. Stockholders who own common stock or convertible preferred stock of TenFold on that date are entitled to notice of and to vote at the Annual Meeting. Each outstanding share of common stock entitles the holder to one vote, and each outstanding share of convertible preferred stock entitles the holder to 13.54387 votes. There were [46,945,052] shares of common stock, and [1,788,009] shares of convertible preferred stock, convertible into [24,216,556] shares of common stock of TenFold outstanding on April 27, 2007. We will first send the proxy statement to our stockholders on or about June 8, 2007. You should not consider any of these voting materials to be materials for soliciting the purchase or sale of stock of TenFold.

In this proxy statement:

•	“Annual Meeting” or “Meeting” means the 2007 Annual Meeting of Stockholders of TenFold Corporation;

•	“Board of Directors” or “Board” means the Board of Directors of TenFold Corporation;

•	“SEC” means the Securities and Exchange Commission;

•	“We” and “TenFold” mean TenFold Corporation; and

•	“TenFold Proxy Officers” means Robert W. Felton, and Robert P. Hughes, or either of them, with full power of substitution.

Questions & Answers

Q:	When and where is the Annual Meeting?

A:	TenFold’s Annual Meeting of Stockholders is being held on Wednesday, July 18, 2007, at 10:30 a.m. local time at the Marriott Courtyard Hotel located at 10701 South Holiday Park Drive, Sandy, Utah 84070 (Tel: 801-571-3600, Fax: 801-572-1383).

Q:	Do I need a ticket to attend the Annual Meeting?

A:	No, you will not need a ticket to attend, but you may be requested to show identification, to confirm your status as a stockholder of record on May 31, 2007.

Q:	Why am I receiving this proxy statement and a proxy card?

A:	You are receiving this proxy statement and a proxy card from us because you owned shares of common stock or convertible preferred stock of TenFold on May 31, 2007, the record date. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint the TenFold Proxy Officers as your representatives at the Annual Meeting. The TenFold Proxy Officers will vote your shares as you have instructed them on the proxy card at the Meeting. This way, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete, sign, and return your proxy card in advance of the Meeting just in case your plans change. You can always vote in person at the Meeting, even if you have already sent in your proxy card.

If an issue comes up for a vote at the Meeting that is not on the proxy card, the TenFold Proxy Officers will vote your shares, under your proxy, in accordance with their best judgment.

Q:	What am I voting on?

A:	You are being asked to vote on:

•	The election of two nominees to serve on our Board of Directors until our 2009 Annual Meeting of Stockholders (Robert E. Parsons, Jr., and Jeffrey L. Walker);

•	The ratification of the appointment of Tanner LC as our independent registered public accounting firm for the year ending December 31, 2007; and

•

Approving an amendment to the Fourth Amended and Restated Certificate of Incorporation of TenFold Corporation to increase the number of authorized shares of common stock of TenFold Corporation from 120 million to 220 million and to increase the number of authorized shares of preferred stock of TenFold Corporation from 2 million to 4 million.

Q:	How do I vote?

A:	There are two ways you may vote (please also see detailed instructions on your proxy card):

•	Mail in your completed, signed, and dated proxy card.

If you return a signed card but do not provide voting instructions, your shares will be voted FOR the two named nominees, FOR ratification of the appointment of the independent registered public accounting firm, and FOR approving an amendment to the Fourth Amended and Restated Certificate of Incorporation of TenFold Corporation to increase the number of authorized shares of common stock of TenFold Corporation from 120 million to 220 million and to increase the number of authorized shares of preferred stock of TenFold Corporation from 2 million to 4 million.

OR

•	Vote in person by attending our Annual Meeting.

We will pass out written ballots to anyone who wants to vote at the Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Meeting. Holding shares in street name means your TenFold shares are held in an account at a brokerage firm and the stock certificates and record ownership are not in your name.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

Q:	What if I change my mind after I return my proxy card?

A:	You may revoke your proxy (cancel it) and change your vote at any time prior to the voting at the Annual Meeting by written notice to TenFold’s Corporate Secretary. The address for TenFold’s Corporate Secretary is 698 West 10000 South, Suite 200, South Jordan, Utah 84095.

You may also do this by:

•	Signing another proxy card with a later date; or

•	Voting in person at the Meeting.

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	If your shares are held in street name, your brokerage firm may either vote your shares on routine matters, such as the election of directors and ratification of the appointment of the independent registered public accounting firm, or leave your shares un-voted. Your brokerage firm may not vote on non-routine matters, such as approving increasing TenFold’s number of authorized shares of common and preferred stock.

We encourage you to provide instructions to your brokerage firm by completing the proxy that they send to you. This ensures your shares will be voted at the Meeting.

Q:	How are abstentions counted?

A:	Abstentions are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Q:	What is a “broker non-vote?”

A:	Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters (such as the election of directors and ratification of the appointment of the independent registered public accounting firm), but not on non-routine matters (such as approving increasing TenFold’s number of authorized shares of common and preferred stock). The broker may turn in a proxy card for uninstructed shares that votes “FOR” the routine matters, but expressly states that the broker is NOT voting on non-routine matters. The vote with respect to a proposal in this case is known as a broker non-vote.

Q:	How are broker non-votes counted?

A:	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

Q:	What is a “quorum”?

A:	A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding, on an as-converted basis, on May 31, 2007, the record date. All completed and signed proxy cards, regardless of the manner voted, will be counted toward the quorum.

Q:	How many shares are outstanding and how many votes can they cast?

A:	There were [46,945,052] shares of common stock, and [1,788,009] shares of convertible preferred stock, convertible into [24,216,556] shares of common stock of TenFold outstanding on April 27, 2007. Each outstanding share of common stock entitles the holder to one vote, and each outstanding share of convertible preferred stock entitles the holder to 13.54387 votes, on all matters covered in this proxy statement.

Q:	What is the required vote for a proposal to pass?

A:

Assuming a quorum is present, the two nominees for election as directors at the Annual Meeting receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of TenFold. Ratification of the appointment of the independent registered public accounting firm requires the vote of a majority of the shares voting at the Meeting. Approving an amendment to the Fourth Amended and Restated Certificate of

Incorporation of TenFold Corporation to increase the number of authorized shares of common stock of TenFold Corporation from 120 million to 220 million and to increase the number of authorized shares of preferred stock of TenFold Corporation from 2 million to 4 million requires the vote of (i) holders of a majority of the Company’s capital stock, voting on an as converted basis, (ii) holders of a majority of the Company’s common stock and (iii) holders of a majority of the Convertible Preferred Class A Stock.

Q:	Where do I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Meeting. We will publish the final results in our quarterly report on Form 10-Q for the third quarter of 2007. We will file that report with the Securities and Exchange Commission (the “SEC”), and you can obtain a copy from our website at www.tenfold.com or by contacting our Investor Relations Department at (801) 495-1010. You may also contact the SEC (call (800) SEC-0330 for the location of the public reference room), or visit the EDGAR system on the SEC’s website at www.sec.gov.

Q:	Who is soliciting my vote?

A:	TenFold’s board of directors is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, proxies may be solicited by our directors, officers, and other employees by telephone, Internet, in person, or otherwise. Such persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse such persons and TenFold’s transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have not retained the services of a proxy solicitor.

Q:	Where are TenFold’s principal executive offices located?

A:	TenFold’s principal executive offices are located at 698 West 10000 South, Suite 200, South Jordan, Utah 84095 (Tel 801-495-1010, Fax 801-495-0353).

Proposals To Be Voted On

1. Election of Directors

Under TenFold’s Certificate of Incorporation, the Board of Directors is divided into two classes, with staggered two-year terms. The Class II directors, whose terms expire at TenFold’s 2007 Annual Meeting of Stockholders, are Robert E. Parsons, Jr., and Jeffrey L. Walker. The Class II directors are nominees for election at the Annual Meeting. Each has consented to serve a two-year term, which will expire at TenFold’s 2009 Annual Meeting of Stockholders. Stockholders elect only one class of directors at each annual meeting, with the other class continuing for the remainder of its respective two-year term. In the event that any nominee becomes unavailable, the proxies will be voted for the election of the person, if any, who is designated by the Board to replace the nominee. See “Board of Directors” section below.

The Board recommends a vote FOR Mr. Parsons and Mr. Walker.

2. Ratification of Selection of Independent Registered Public Accounting Firm

Tanner LC has served as TenFold’s independent registered public accounting firm since February 2003 and has been appointed by the Audit Committee of the Board of Directors to continue as TenFold’s independent registered public accounting firm for the year ending December 31, 2007. In the event that ratification of this selection of the independent registered public accounting firm is not approved by a majority of the shares of common stock voting at the Annual Meeting in person or by proxy, the Audit Committee of the Board of Directors will reconsider its selection of such firm.

A representative of Tanner LC is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the selection of Tanner LC as independent registered public accounting firm of TenFold for the year ending December 31, 2007.

3. Approval Of An Amendment To The Fourth Amended And Restated Certificate Of Incorporation Of TenFold Corporation To Increase The Number Of Authorized Shares Of Common Stock Of TenFold Corporation From 120 Million To 220 Million And To Increase The Number Of Authorized Shares Of Preferred Stock Of TenFold Corporation From 2 Million To 4 Million

The Board proposes to amend the Company’s Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of TenFold Corporation common stock and preferred stock. The purpose of the amendment is to ensure the Company has sufficient authorized shares for appropriate future corporate purposes such as future capital raising, if required. The proposed amendment would increase the number of authorized shares of common stock of TenFold Corporation from 120 million to 220 million and increase the number of authorized shares of preferred stock of TenFold Corporation from 2 million to 4 million.

The Board adopted the following proposed amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation at its March 27, 2007 meeting, and declared the proposed amendment to be advisable:

RESOLVED FURTHER: That, subject to approval by (i) holders of a majority of the Company’s capital stock, voting on an as converted basis, (ii) holders of a majority of the Company’s Common Stock and (iii) holders of a majority of the Convertible Preferred Class A Stock, the Fourth Amended and Restated Certificate of Incorporation of TenFold Corporation be amended to increase the authorized Common Stock and Preferred Stock and for this purpose Paragraph (a) of Article Fourth thereof shall be struck out in its entirety and shall be replaced with the following new Paragraph (a) of Article Fourth:

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “ Preferred Stock.” The total number of shares which the corporation is authorized to issue is Two Hundred Twenty Four Million (224,000,000) shares, each with a par value of $0.001 per share. Two Hundred Twenty Million (220,000,000) shares shall be Common Stock and Four Million (4,000,000) shares shall be Preferred Stock.

Current Capital Structure

As of April 27, 2007, there were [46,945,052] shares of common stock issued and outstanding, [24,216,556] shares of common stock reserved for issuance upon conversion of outstanding shares of convertible preferred stock, [12,270,803] shares of common stock reserved for issuance upon exercise of outstanding warrants, [21,997,246] shares of common stock reserved for issuance upon exercise of outstanding options, and [12,778,637] shares of common stock reserved for stock awards that may be granted in the future under the Company’s stock option and employee stock purchase programs. Accordingly, there are only 1,791,706 shares of common stock currently available for issuance.

As of April 27, 2007 we had issued 1,812,009 shares of preferred stock. Accordingly, there are only 187,991 shares of preferred stock currently available for issuance.

Reasons for the Proposed Amendment

The Board believes it is desirable and in the best interests of the Company and stockholders to increase the number of authorized shares of common stock of TenFold Corporation from 120 million to 220 million and to increase the number of authorized shares of preferred stock of TenFold Corporation from 2 million to 4 million, to provide the Company with sufficient authorized shares for appropriate future corporate purposes (which may not require further stockholder action or approval), including but not limited to, raising capital through common stock or preferred stock offerings, and funding future employee benefit plan obligations.

Under the proposed amendment, each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized shares of common stock. Adoption of the proposed amendment will not change the par value of the common stock. However, the future issuance of common stock or preferred stock under the proposed amendment could dilute the earnings and book value allocable to each share of common stock.

No holder of the Company’s common stock has any preemptive rights regarding future issuances of any shares of common stock. Until March 30, 2008, holders of Convertible Preferred Class A Stock have preemptive rights to purchase a proportionate share of certain new issuances of equity securities (or debt securities convertible into equity) by TenFold.

The Company does not have any current plans, understandings or agreements for the issuance or use of the proposed additional shares of common stock.

With respect to the additional shares of preferred stock to be authorized under the proposed amendment, subject to the provisions of our Certificate of Incorporation and the Certificate of Designations of the Convertible Preferred Class A Stock, the Board is authorized to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series of preferred stock, without further vote or action by the stockholders. However, the consent of the holders of a majority of the outstanding Convertible Preferred Class A Stock voting together as one class is required for any action that:

•	alters or changes the rights, preferences or privileges of the Convertible Preferred Class A Stock so as to materially or adversely affect such stock;

•	increases or decreases the authorized number of the Convertible Preferred Class A Stock; or

•

authorizes for issue, or obligates TenFold to issue any other equity security having a preference over or on a parity with the Convertible Preferred Class A Stock with respect to voting, dividend or liquidation rights; but not TenFold’s right to issue additional shares of common stock.

In addition, each holder of our existing outstanding Convertible Preferred Class A Stock has the right in the event TenFold seeks to close any equity offering that occurs prior to March 30, 2008 to participate pro-rata (based upon his or her percentage equity ownership of TenFold at that time) in such offering. This excludes the offering of employee stock options, restricted stock grants, shares offered pursuant to an underwritten public offering, and other customary exclusions.

The Company does not have any current plans, understandings or agreements for the issuance or use of the proposed additional shares of preferred stock.

The Board recommends a vote FOR approval of an amendment to the Fourth Amended and Restated Certificate of Incorporation of TenFold Corporation to increase the number of authorized shares of common stock of TenFold Corporation from 120 million to 220 million and to increase the number of authorized shares of preferred stock of TenFold Corporation from 2 million to 4 million.

4. Other Business

The Board knows of no other business for consideration at the Meeting. If other matters are properly presented at the Meeting, or at any adjournment of the Meeting, the TenFold Proxy Officers will vote, or otherwise act, on your behalf in accordance with their judgment on such matters.

Board of Directors

The names of the Class II directors, each of whom is a nominee for director, their ages as of April 30, 2007, and certain other information about them are set forth below:

Name of Nominee	Age	Position with TenFold	Director Since
Robert E. Parsons, Jr.	51	Director	2004
Jeffrey L. Walker	64	Executive Vice President, Chief Technology Officer, and Director	1993

Robert E. Parsons, Jr. has served as a member of TenFold’s Board of Directors since September 2004. Mr. Parsons is Executive Vice President and Chief Financial Officer of Exclusive Resorts. Prior to joining Exclusive Resorts in 2004, Mr. Parsons had 23 years of experience with both Marriott and Host Marriott Corporation, and served for the last seven years as Executive Vice President and Chief Financial Officer of Host Marriott. Prior to the division of Marriott Corporation in the early 1990s (into Marriott International, Inc. and Host Marriott Corporation), Mr. Parsons was Vice President and Assistant Treasurer of Marriott Corporation. Mr. Parsons has also served as Chairman of the Hotel Development Committee of the Urban Land Institute, a member of the National Advisory Counsel of the Graduate School of Management at Brigham Young University, and was a Director of CNL Hotels and Resorts (until April 12, 2007 when CNL Hotels and Resorts was sold).

Jeffrey L. Walker founded TenFold in February 1993 and has served as Executive Vice President, and Chief Technology Officer since October 1996. He served as its Chairman from TenFold’s inception to November 2005. From TenFold’s inception to October 1996, Mr. Walker served as TenFold’s President, Chief Executive Officer, and Chief Technology Officer. Prior to founding TenFold, from 1991 to 1993, Mr. Walker was an independent consultant. From 1985 to 1991, Mr. Walker held several management positions at Oracle Corporation, a large database and applications software company, including Executive Vice President from 1987 to 1991, General Manager Applications Division from 1985 to 1991, Chief Financial Officer from 1987 to 1991, and Senior Vice President of Marketing during 1986. Prior to joining Oracle, Mr. Walker founded and served as Chief Executive Officer of Walker Interactive Products, an application software company, from 1980 to 1985. Mr. Walker holds a BA in mathematics from Brown University.

The names of the Class I directors, their ages as of March 31, 2007, and certain other information about them are set forth below:

Name of Class I Director	Age	Position with TenFold	Director Since
Stephen H. Coltrin	61	Director	2005
Robert W. Felton	68	Chairman, President, Chief Executive Officer, and Director	1997
Ralph W. Hardy, Jr.	66	Director	1998

Stephen H. Coltrin has served as a member of TenFold’s Board of Directors since May 19, 2005. Mr. Coltrin is founder, Chairman and CEO of Coltrin & Associates, Inc., a strategic public relations firm, founded in 1982, that provides counsel to global brands dealing with all aspects of public relations and crisis communications. From October 2004 to November 2005, Coltrin & Associates provided public relations and corporate communications services to TenFold. Since November 2005, TenFold has not received services from Coltrin & Associates. Mr. Coltrin serves as a Vice Chairman on the Board of Directors for the International Radio and Television Society Foundation, on the National Advisory Board of America’s Freedom Festival at Provo, on the Advisory and Advancement Council of the Utah State University Journalism & Communication Department, and as a member of the Board of Directors for Klinger Advanced Aesthetics, Inc.

Robert W. Felton joined TenFold as an executive officer in November 2005, and has served as Chairman of the Board of Directors, Chief Executive Officer, and President since that time. Mr. Felton has also served as a member of TenFold’s Board of Directors since March 1997. Mr. Felton is the founder and Chairman of DevonWay, a software applications company, which he founded in May 2005, and a customer of TenFold. Mr. Felton was the founder of Indus International, a software applications company, and served as Indus’s Chairman, President, and Chief Executive Officer from January 1988 to March 1999 at which point he retired. Mr. Felton also served as a member of the Board of Directors of Indus

International since its inception in 1988 until 2002. Prior to that, Mr. Felton was the founder and CEO of Tera Corporation (later renamed Tenera Corporation) from 1974 to 1985. Mr. Felton served in the nuclear submarine force of the U.S Navy from 1962 to 1970. Mr. Felton holds a BS in mechanical engineering from Cornell University and an MS in nuclear engineering from the University of Washington.

Ralph W. Hardy, Jr. has served as a member of TenFold’s Board of Directors since February 1998. Mr. Hardy is the principal operating officer, director and a stockholder of First Media Corporation, which is the ultimate parent of First Media TF Holdings, LLC, a stockholder of TenFold. Through other subsidiaries, First Media Corporation owns investments in commercial broadcasting stations and in various other private entities. First Media Corporation, which is substantially owned by the Richard E. Marriott family, also owns, through a subsidiary, stock of various publicly held companies such as Host Hotels and Resorts, Inc. and Marriott International, Inc. Mr. Hardy has served as a member of the law firm of Dow Lohnes PLLC, Washington, D.C., since 1974. Mr. Hardy holds a BS in political science from the University of Utah and a JD from the University of California at Berkeley School of Law (Boalt Hall).

Richard H. Bennett, Jr. served as a Class II director during 2006. Mr. Bennett resigned from the Board of Directors effective January 2, 2007.

Although TenFold’s stock is not listed for trading on NASDAQ or any other stock exchange, the Board of Directors has determined that Mr. Hardy and Mr. Parsons are “independent” in accordance with Rule 4200(a)(15) of the NASDAQ Stock Market’s listing standards. Richard H. Bennett, Jr., who served as a director during 2006, was also “independent” under the NASDAQ Stock Market listing standards. The Board of Directors has also determined that Mr. Parsons is an “audit committee financial expert” as that term is used in Item 401 of Regulation S-K promulgated under the Exchange Act. TenFold’s audit committee and compensation committee are each composed of Messrs. Hardy and Parsons.

Committees and Meetings

The Board of Directors has an Audit Committee and a Compensation Committee, the functions of which are described in the table below.

Name of Committee and Members	Functions of the Committee
Audit • Ralph W. Hardy, Jr. • Robert E. Parsons, Jr.

•     Confers with independent registered public accounting firm regarding TenFold’s financial policies.

•     Reviews reports of independent registered public accounting firm.

•     Reviews annual audit plans of independent registered public accounting firm.

•     Reviews recommendations about internal controls.

•     Approves selection of and services to be provided by independent registered public accounting firm.

Compensation • Ralph W. Hardy, Jr. • Robert E. Parsons, Jr.

•     Determines the compensation of the Chief Executive Officer.

•     Reviews and approves senior management compensation plans and stock grants, and establishes performance goals.

•     Reviews and approves proposed stock option plan changes.

•     Approves compensation and stock grants intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m).

•     Reports results of each meeting to the Board of Directors.

The Board held 16 meetings in 2006, the Audit Committee held 4 meetings in 2006, and the Compensation Committee held 11 meetings in 2006. No incumbent director attended fewer than 75% of the total number of meetings of the Board and the committees of which the director was a member. TenFold does not require its directors to attend annual meetings of stockholders, but all of the directors serving at the time attended the 2006 annual meeting, except for Mr. Coltrin.

Nominations

The Board does not have a nominating committee or a committee serving a similar function. TenFold believes that the Board is able to fully consider and select appropriate nominees for election to the Board without delegating that responsibility to a committee of independent directors or adopting formal procedures. For this same reason, TenFold does not have a formal policy by which its shareholders may recommend director candidates, but the Board will consider candidates recommended by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary at 698 West 10000 South, Suite 200, South Jordan, Utah 84095. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the shareholder. At a minimum, candidates for election to the Board should meet the independence requirements of the NASDAQ Stock Market and Rule 10A-3 under the Securities Exchange Act of 1934. Candidates should also have relevant business and financial experience, and they must be able to read and understand fundamental financial statements.

Candidates have traditionally been recommended to the Board by the directors themselves, and there is not a formal process for identifying or evaluating new director nominees. Candidates recommended by shareholders will be evaluated in the same manner as candidates recommended by anyone else, although the Board may prefer candidates who are personally known to the directors and whose reputations are highly regarded. The Board will consider all relevant qualifications as well as the needs of TenFold in terms of compliance with SEC rules and any applicable stock market listing standards.

Shareholder Communication with the Board

Shareholders who wish to communicate with the Board or with a particular director may send a letter to the Secretary at 698 West 10000 South, Suite 200, South Jordan, Utah 84095. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Code of Ethics

TenFold has adopted a Code of Ethics applicable to all of its directors, officers and employees. A copy of the Code of Ethics may be obtained at no charge by written request to the attention of the Secretary at 698 West 10000 South, Suite 200, South Jordan, Utah 84095.

Common Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information that has been provided to TenFold with respect to beneficial ownership of shares of TenFold’s common stock as of March 31, 2007, for (i) each person who is known by TenFold to own beneficially more than five percent of the outstanding shares of common stock, (ii) each current director of TenFold, (iii) each of the named executive officers listed in the Summary Compensation Table and (iv) all current directors and executive officers of TenFold as a group.

Name and Address (1)	Shares of Common Stock (2)		Convertible Preferred, Warrants, Options Exercisable (3)	Total	Percent of Common Stock (4)
Robert W. Felton Trust c/o Robert W. Felton	3,593,165		13,392,271	16,985,436	28.2%
Jeffrey L. & Cassandra M. Walker(5)	13,194,800		3,468,750	16,663,550	33.1%
Walker Children’s Trust(6)	3,869,800		—	3,869,800	8.2%
Ralph W. Hardy, Jr.(7) c/o First Media TF Holdings, LLC 11400 Skipwith Lane Potomac, MD 20854	3,344,330		10,282,271	13,626,601	23.8%
First Media TF Holdings, LLC 11400 Skipwith Lane Potomac, MD 20854	3,340,330		9,677,271	13,017,601	23.0%
Jon M. Huntsman 500 Huntsman Way Salt Lake City, UT 84108	1,544,600		4,838,635	6,383,235	12.3%
Gary D. Kennedy(8) 36 South State Street Suite 1400 Salt Lake City, UT 84111	3,915,290		—	3,915,290	8.3%
Stephen H. Coltrin	—		2,619,306	2,619,306	5.3%
Nancy M. Harvey(9) c/o TenFold Corporation 698 West 10000 South, Suite 200 Salt Lake City, UT 84095	28,125		2,940,000	2,968,125	5.9%
Robert E. Parsons, Jr.	—		240,000	240,000	0.5%
Alexei Chadovich	1,349		660,325	661,674	1.4%
Samer Diab	90,824		1,564,316	1,655,140	3.4%
Robert P. Hughes	81,403		710,625	792,028	1.7%
All directors and executive officers as a group (10 persons)	20,341,415	(5)	33,222,001	53,563,416	66.8%

(1)

Unless otherwise indicated, the address of each of the persons and entities listed in the table is the address of TenFold’s principal executive offices. The address of TenFold’s principal executive offices is 698 West 10000 South, Suite 200, South Jordan, Utah 84095.

(2)

The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(3)

Consists of shares of common stock issuable upon conversion of convertible preferred stock and upon exercise of warrants and options held by that person that are currently convertible or exercisable on or before May 30, 2007 as follows: Robert W. Felton Trust – 6,451,514 shares from convertible preferred stock, 3,225,757 from warrants, 3,715,000 from options

Jeffrey L. & Cassandra M. Walker – 3,468,750 from options

Ralph W. Hardy, Jr.(7) – 6,451,514 shares from convertible preferred stock, 3,225,757 from warrants, 605,000 from options

First Media TF Holdings, LLC – 6,451,514 shares from convertible preferred stock, 3,225,757 from warrants

Jon M. Huntsman – 3,225,757 shares from convertible preferred stock, 1,612,878 from warrants

Stephen H. Coltrin – 1,612,871 shares from convertible preferred stock, 806,435 from warrants, 200,000 from options

Nancy M. Harvey – 2,940,000 from options(9)

Robert E. Parsons, Jr. – 240,000 from options

Alexei Chadovich – 660,325 from options

Samer Diab – 741,919 shares from convertible preferred stock, 370,959 from warrants, 451,438 from options

Robert P. Hughes – 710,625 from options

(4)

Based on 46,945,052 shares of common stock outstanding as of March 31, 2007. In computing the percentage ownership by a person, shares of common stock issuable upon conversion of convertible preferred stock and exercise of warrants and options held by that person that are currently convertible or exercisable on or before May 30, 2007, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(5)	Does not include 3,869,800 shares held by the Walker Children’s Trust.
(6)

The Walker Children’s Trust is an irrevocable trust in which Mr. Walker, Mr. Walker’s wife and Paul M. Ginsburg are co-trustees. Mr. Ginsburg has sole voting and investment power with respect to the shares of TenFold held by the trust.

(7)

Includes the common stock held by First Media TF Holdings, LLC, a wholly owned subsidiary of First Media Corporation, as well as the shares of common stock issuable upon conversion of convertible preferred stock and upon the exercise of warrants held by First Media TF Holdings, LLC, as shown in the table above. Mr. Hardy is a principal of First Media TF Holdings, LLC, and an officer, director, and stockholder of First Media Corporation. Mr. Hardy disclaims beneficial ownership of the common stock, convertible preferred stock, and warrants held by First Media TF Holdings, LLC, except to the extent of his pecuniary interest in such common stock, convertible preferred stock, and warrants.

(8)

Includes 143,594 shares owned by a limited liability company in which Mr. Kennedy is a co-managing member and as such exercises shared voting and investment power with respect to the shares. Mr. Kennedy disclaims beneficial ownership of the shares held by the limited liability company, except to the extent of his pecuniary interests in such shares. Information for Mr. Kennedy is to the best of TenFold’s knowledge based on reports filed with the SEC and a resignation agreement between the Company and Mr. Kennedy.

(9)

Nancy M. Harvey is the former President, Chief Executive Officer, and Chief Financial Officer of TenFold. She was also a director of TenFold until May 19, 2006, on which date she and the Company executed a Separation Agreement and Release. As of May 19, 2006, she owns 28,125 shares of common stock, and holds options to purchase 2,940,000 shares of common stock.

To TenFold’s knowledge, none of the shares beneficially owned by its directors and executive officers are pledged as security.

Independent Registered Public Accounting Firm

For the years ended December 31, 2006 and December 31, 2005, Tanner LC (“Tanner”), our independent registered public accounting firm, billed the fees set forth below:

	2006	2005
Audit Fees	$112,041	$121,564
Audit-Related Fees	41,209	23,347
Tax Fees	—	—
All Other Fees	—	—

The audit-related fees billed by Tanner for 2006 and 2005 were for review of TenFold’s capital raising transactions and registration statements on Form S-1 and S-8, and auditing of TenFold’s 401(k) retirement plan.

Pursuant to the rules and regulations of the Securities and Exchange Commission, before TenFold’s independent registered public accounting firm is engaged to render audit or non-audit services, the engagement must be approved by TenFold’s Audit Committee or entered into pursuant to the committee’s pre-approval procedures. The Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services to be provided by TenFold’s independent registered public accounting firm. The policy is attached as Appendix A.

Report of the Audit Committee of the Board of Directors

As of December 31, 2006, the Audit Committee was composed of the following three non-employee directors: Richard H. Bennett, Jr., Ralph W. Hardy, Jr., and Robert E. Parsons, Jr. Mr. Bennett resigned from the Board of Directors effective January 2, 2007. The Audit Committee operates under a written charter that was filed with the SEC as Appendix B to the Company’s proxy statement on May 1, 2006.

The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of Tanner LC to be engaged as TenFold’s independent registered public accounting firm. Tanner LC is responsible for performing an independent audit of TenFold’s financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (PCAOB) and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held 4 meetings in 2006. The meetings were designed to facilitate and encourage communication between the Audit Committee, management, and our independent registered public accounting firm. Management represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed the audited financial statements for 2006 with management and our independent registered public accounting firm.

Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which our independent registered public accounting firm may be retained to perform non-audit services. Our independent registered public accounting firm has provided the Audit Committee with the written disclosures and the letter required by the PCAOB in Rule 3600T regarding “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with our independent registered public accounting firm and management that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted,

Ralph W. Hardy, Jr.

Robert E. Parsons, Jr.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis with management, and based upon the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Respectfully submitted,

Ralph W. Hardy, Jr.

Robert E. Parsons, Jr.

Compensation Committee Interlocks and Insider Participation

Throughout 2006, the Compensation Committee consisted of independent directors Ralph W. Hardy, Jr. (Chairman) and Robert E. Parsons, Jr. The President and Chief Executive Officer, Robert W. Felton, made compensation decisions as to non-executive and non-officer employees. From time to time Mr. Felton and certain officers of TenFold attend meetings of the Compensation Committee. No officer of TenFold is present during discussions or deliberations regarding his or her own compensation. No member of the TenFold Board of Directors who performed compensation functions in 2006 has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Executive And Director Compensation

Compensation Discussion and Analysis

The following compensation discussion and analysis relates to the compensation practices and policies of TenFold generally and, more particularly, to (a) the individual who served as our Chief Executive Officer during 2006, (b) the individual who served as our Chief Financial Officer during 2006 and (c) the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at the end of 2006, each as named in the tables below. We refer to all of these officers as the “named executive officers.” The discussion also relates to a former CEO who received severance compensation and benefits in 2006 related to her departure from her roles as President, Chief Executive Officer and Chief Financial Officer in 2005.

Executive Officer Compensation Program

Our executive officer compensation program is designed to support the achievement of TenFold’s goals, to ensure that executive officers’ objectives are aligned with the success of TenFold, to retain executive officers, and to provide financial opportunities that will motivate executive officers to achieve improved returns for stockholders. Our current primary financial performance goal is to achieve and sustain positive cash flow from operations. TenFold’s executive officer compensation program covers the President and CEO and all executive officers who report directly to the President and CEO. Consistent with these goals, executive pay is comprised of two components. First, we seek to pay a competitive salary to attract and retain talented executives. Second, we provide additional compensation in the form of stock options, intended to retain executives and motivate the achievement of TenFold performance goals and improved returns for stockholders. We did not pay any executive bonuses during 2006 and 2005 and only minimal bonuses during 2004. Until we achieve and sustain positive cash flow from operations, we do not anticipate providing any significant executive compensation in the form of cash bonuses.

TenFold’s compensation program for executive officers is structured to be competitive with executive officers in similar positions of comparable companies within the high technology industry based on the experience and judgment of the members of the Compensation Committee.

Annual Base Salary

TenFold believes that base salary is frequently a significant factor in attracting, motivating, and retaining skilled executive officers. Accordingly, the Compensation Committee reviews requests for any changes in base salaries of executive officers and generally sets the base salary of its executive officers to be competitive with executive officers in similar positions of comparable companies within the high technology industry based on the experience and judgment of the members of the Compensation Committee. However, consistent with our goal of achieving positive cash flow from operations, we do not generally provide annual increases in executive salaries. During 2006, the Compensation Committee approved only one increase in executive base salary to a named executive officer – increasing the annual salary of Mr. Alexei Chadovich, SVP Research and Development from $185,000 to $205,000 based upon his contributions to sales to certain large customers, demonstrated leadership in running our research and development operations and increased responsibilities. Our President and CEO, Robert W. Felton, receives no salary and has been compensated primarily in the form of stock options.

Annual Bonus

We did not pay any executive bonuses during 2006 and 2005 and only minimal bonuses during 2004. Until we achieve and sustain positive cash flow from operations, we do not anticipate providing any significant executive compensation in the form of cash bonuses.

Stock Options

TenFold believes that significant equity participation creates a vital long-term partnership between management and other stockholders. Grants under our stock plans are designed to further strengthen the linkage between executive compensation and shareholder return. Stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of TenFold’s stock on the date of grant. However, on August 2, 2006, the Board granted Robert W. Felton, President and CEO, options to purchase 2,500,000 shares that are fully vested at grant, and options to purchase 2,500,000 shares that vest in four equal installments at the end of each calendar quarter of 2007. In addition, on September 28, 2006, the Board granted Jeffrey L. Walker, Executive Vice President and Chief

Technology Officer, options to purchase 250,000 shares that are fully vested at grant, and options to purchase 250,000 shares that vest in four equal installments on at the end of each calendar quarter of 2007. These and all other stock option grants during 2006 to TenFold’s named executive officers were made during scheduled meetings of the Compensation Committee and the Board on January 9, 2006, August 2, 2006, and September 28, 2006. Subject to the availability of our Compensation Committee and Board, we generally expect to grant options, if any, to existing executive officers during the first few months of a calendar year after considering performance for the past year and goals for the current year. We may also make grants at other times of year depending on changes in executive staffing, responsibilities, and the availability of our Compensation Committee and Board. To determine the size of the grants, the committee reviewed the executive officers’ responsibilities, overall contribution to the Company’s short and long term performance, and existing stock options. The grants are summarized in the tables below.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

TenFold does not provide a defined benefit pension plan or a deferred compensation plan.

Other Compensation

In 2006, TenFold did not award non-equity incentive plan compensation, make stock awards, or accelerate any benefits paid pursuant to defined benefit and actuarial plans for any named executive officer, except in connection with the departure of Dr. Nancy M. Harvey as President, Chief Executive Officer and Chief Financial Officer in 2005, as described below. In 2006, none of the named executive officers received perquisites and personal benefits of combined total greater than $10,000.

Compensation of Named Executive Officers

Robert W. Felton, President and Chief Executive Officer. Robert W. Felton became President and Chief Executive Officer on November 17, 2005. Mr. Felton received no compensation for 2005 for these responsibilities. Since 2005 Mr. Felton has received no salary or bonus and has been compensated in the form of stock options. In 2006, he was granted stock options as shown in the tables entitled “2006 Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End 2006”. Mr. Felton’s compensation for 2006 was determined based on the same general policies and criteria as the compensation for TenFold’s other executive officers. In evaluating Mr. Felton’s 2006 performance to determine his compensation, the Compensation Committee reviewed the following factors and accomplishments: Mr. Felton’s voluntary abstention from receiving cash salary, careful expense control and cash management and improvements in cash flow, capital raised, re-establishment of relationships with prior and existing customers resulting in new sales, sales to new customers, and continued development of important technology.

Robert P. Hughes, Chief Financial Officer and Chief of Staff. Robert P. Hughes became Chief Financial Officer in January 2006 and Chief of Staff in November 2005. In 2004 Mr. Hughes received an annual salary of $150,000, which was raised to $158,970 in 2005 and continued in 2006 due to his contributions including those related to restructuring the Company, additional responsibilities assumed, and his having taken a voluntary reduction in annual salary since October 2002 from $200,000 to $150,000. In 2006, he was granted stock options as shown in the tables entitled “2006 Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End 2006”. Mr. Hughes’s compensation for 2006 was determined based on the same general policies and criteria as the compensation for TenFold’s other executive officers. In evaluating Mr. Hughes’s 2006 performance to determine his compensation, the Compensation Committee reviewed the following factors and accomplishments: his contributions to careful expense control and cash management and improvements in cash flow, assistance with capital raising, assistance with new sales, and ongoing provision of cost-effective and efficient supporting financial and administrative infrastructure for the Company.

Alexei Chadovich, Senior Vice President, Research and Development. Alexei Chadovich became Senior Vice President of Research & Development in February 2002. From 2004 to October 2006 Mr. Chadovich received an annual salary of $185,000. In November 2006, the Compensation Committee approved increasing the annual salary of Mr. Chadovich, from $185,000 to $205,000. In 2006, he was granted stock options as shown in the tables entitled “2006 Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End 2006”. Mr. Chadovich’s compensation for 2006 was determined based on the same general policies and criteria as the compensation for TenFold’s other executive officers. In evaluating Mr. Chadovich’s 2006 performance to determine his compensation, the Compensation Committee reviewed the following factors and accomplishments: his contributions to sales to certain large customers, demonstrated leadership in running our research and development operations and increased responsibilities.

Samer Diab, Senior Vice President, Customer Services. Samer Diab became Vice President, Customer Services in April 2004. In September 2006, he became Senior Vice President, Customer Services. From 2004 to 2006, Mr. Diab received an annual salary of $150,000. In 2006, he was granted stock options as shown in the tables entitled “2006 Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End 2006”. Mr. Diab’s compensation for 2006 was determined based on the same general policies and criteria as the compensation for TenFold’s other executive officers. In evaluating Mr. Diab’s 2006 performance to determine his compensation, the Compensation Committee reviewed the following factors and accomplishments: his provision of high-quality support and training services to customers, assistance with re-establishment of relationships with prior and existing customers resulting in new sales, assistance with sales to new customers, and ongoing provision of cost-effective and efficient information technology infrastructure for the Company.

Jeffrey L. Walker, Executive Vice President and Chief Technology Officer. Jeffrey L. Walker became Executive Vice President and Chief Technology Officer in October 1996. From 2004 to 2006 Mr. Walker received an annual salary of $150,000. In 2006, he was granted stock options as shown in the tables entitled “2006 Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End 2006”. Mr. Walker’s compensation for 2006 was determined based on the same general policies and criteria as the compensation for TenFold’s other executive officers. In evaluating Mr. Walker’s 2006 performance to determine his compensation, the Compensation Committee reviewed the following factors and accomplishments: continued development of important technology, assistance with new sales, assistance with marketing, assistance establishing effective processes in various areas of the Company, and voluntary reduction in annual salary since October 2002 from $480,000 to $150,000.

Nancy M. Harvey, former President, Chief Executive Officer and Chief Financial Officer. Through November 17, 2005, Nancy M. Harvey served as TenFold’s President, Chief Executive Officer and Chief Financial Officer. Her base annual salary in earlier years was $600,000. From October 16, 2002, however, Dr. Harvey voluntarily drew a reduced salary based on an annualized amount of $150,000. Dr. Harvey departed from the Company and her role as President, Chief Executive Officer, and Chief Financial Officer on November 17, 2005. On May 19, 2006, TenFold and Dr. Harvey entered into a Separation Agreement and Release in connection with Dr. Harvey’s departure as President, Chief Executive Officer and Chief Financial Officer and resigned as a director of TenFold effective May 19, 2006. The Separation Agreement and Release was attached as Exhibit 10.20 to the Current Report on Form 8-K filed with the Commission on May 18, 2006.

The Separation Agreement and Release provided Dr. Harvey with a severance benefit aggregating $150,000, company paid health insurance benefits until June 17, 2007, and a lump sum payment of $300,000 on January 2, 2007. In addition, any restrictions on shares of common stock received by Dr. Harvey pursuant to her employment agreement lapsed and the shares became fully vested. Furthermore, certain of Dr. Harvey’s stock options were cancelled and certain others were modified, all as set forth in the Separation Agreement and Release.

Qualifying Compensation

The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive officers’ compensation exceeding $1 million per person in any taxable year unless it is “performance based” within the meaning of Section 162(m). In 2006, the cash compensation of each of TenFold’s executive officers was below the $1 million threshold and options granted under TenFold’s option plan were designed to meet the requirement of being performance-based under the provisions of Section 162(m). TenFold’s policy is, to the extent reasonable and possible, to qualify its executive officers’ compensation for deductibility under the applicable tax laws. However, TenFold may from time to time pay compensation to its executive officers that may not be deductible.

Employment and Severance Agreements

We have no employment agreement, severance agreement, or similar arrangement with any person who currently serves or recently served as an executive officer of TenFold (including named executive officers), other than as described below.

•

Effective January 11, 2001, the Company entered into an employment agreement with Nancy M. Harvey, President and Chief Executive Officer. The agreement provided for an annual base salary of $600,000, subject to review and change by the Company’s Board of Directors, and the opportunity to earn an annual cash bonus in the discretion of the Company’s Board of Directors of up to $400,000. The agreement also provided that, for the term of the agreement and for six months thereafter in the event of an involuntary termination, Ms. Harvey would not compete with the Company or solicit its customers or employees. Pursuant to the agreement, Ms. Harvey was granted 800,000 shares of restricted common stock of the Company. Beginning October 16, 2002, Ms. Harvey voluntarily drew a reduced salary based on an annualized amount of $150,000.

Ms. Harvey departed from the Company and her role as President, Chief Executive Officer, and Chief Financial Officer on November 17, 2005. For the year ended December 31, 2005, we recognized estimated severance related charges related to her departure totaling $670,000, including an estimated option modification charge of $157,000. On May 19, 2006, the Company and Ms. Harvey entered into a Separation Agreement and Release in connection with her departure. As specified in the agreement, Ms. Harvey resigned as a director of the Company effective May 19, 2006. The Separation Agreement and Release provides Ms. Harvey with a severance benefit aggregating $150,000, company paid health insurance benefits until June 17, 2007, and a lump sum payment of $300,000 on January 2, 2007. In addition, any restrictions on shares of common stock received by Ms. Harvey pursuant to her employment agreement have lapsed and the shares have become fully vested. Furthermore, certain of Ms. Harvey’s stock options have been cancelled and certain others have been modified, all as set forth in the Separation Agreement and Release. Ms. Harvey and TenFold have released each other from any and all claims that they may have against each other as set forth in the Separation Agreement and Release.

•

In a letter agreement entered into in connection with TenFold relocating Robert P. Hughes in 1997, and as an inducement to Mr. Hughes to accept the relocation, TenFold has agreed to continue to pay Mr. Hughes his regular monthly salary for six months following the involuntary termination of Mr. Hughes’ employment, unless he obtains full-time paid employment at an earlier date, and to also continue his health and other regular employee benefits during such time. Had Mr. Hughes’s employment with TenFold been involuntarily terminated as of December 31, 2006, the maximum value of such salary payments and benefits would be $84,390.

Equity Ownership Guidelines

We have a written policy that prohibits our executive officers and directors from taking a short position in TenFold stock, but they are not otherwise required to hold a long position in our stock.

General

The following tables show compensation information for the named executive officers in 2006.

2006 Compensation Information

2006 Summary Compensation Table

Name and Principal Position (a)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Robert W. Felton, Chairman, President and CEO	$—	$—	$—	$870,086	$—	$—	$—	$870,086
Robert P. Hughes, CFO and Chief of Staff	158,280	—	—	26,655	—	—	—	184,935
Alexei Chadovich, SVP, Research and Development	188,333	—	—	214,285	—	—	—	402,618
Samer Diab, SVP, Customer Services	150,000	—	—	123,628	—	—	—	273,628
Jeffrey L. Walker, Executive Vice President and CTO	150,000	—	—	533,361	—	—	—	683,361

The value for Option Awards in the table above represents the dollar amount recognized for financial reporting purposes for 2006 in accordance with SFAS No. 123 (revised 2004), Accounting for Stock-Based Compensation, (“SFAS 123(R)”), for all options held by each individual. Accordingly, the dollar amount for each individual will vary depending on the number of options held, the fair value of such options, and the vesting terms of such options. See Note 18 of Notes to Financial Statements included in our Annual Report on Form 10-K for 2006 for information on the assumptions used to calculate the grant date fair value of option awards and the expense recognized under SFAS 123(R).

2006 Grants of Plan-Based Awards

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Robert W. Felton	8/2/2006 8/2/2006 8/2/2006	(2) (1)(2) (1)(3)	— —	— — —	— — —	— — —	2,000,000 500,000 2,500,000	— — —	— — —	— — —	$0.24 0.24 0.24	$443,652 110,913 570,707
Robert P. Hughes	1/9/2006	(4)	—	—	—	—	100,000	—	—	—	0.25	24,004
Alexei Chadovich	1/9/2006	(4)	—	—	—	—	20,000	—	—	—	0.25	4,801
Samer Diab	1/9/2006	(4)	—	—	—	—	20,000	—	—	—	0.25	4,801
Jeffrey L. Walker	9/28/2006 9/28/2006	(2) (3)	— —	— —	— —	— —	250,000 250,000	— —	— —	— —	0.17 0.17	39,100 40,090

(1)	Grant made under the 1993 Flexible Stock Incentive Plan. All the grants above were made under the 1999 Stock Plan.
(2)	These options were fully vested upon grant.
(3)	These options vest in four equal installments at the end of each calendar quarter of 2007.
(4)	These options vest 25% at one year from grant, with the remainder vesting 6.25% quarterly thereafter until fully vested at the end of four years from grant.

As these options vest over time, not by performance criteria, we have listed expected payouts under “Target” in the table above.

See Note 18 of Notes to Financial Statements included in our Annual Report on Form 10-K for 2006 for information on the assumptions used to calculate the grant date fair value of option awards and the expense recognized under Statement of Financial Accounting Standards No. 123 (revised 2004).

Outstanding Equity Awards at Year-End 2006

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Robert W. Felton	40,000 100,000 234,375 137,500 50,000 500,000 2,000,000 —	— — — — — — — —	— — 15,625 62,500 — — — 2,500,000	(1) (2) (3)	$30.13 0.79 0.18 2.92 0.43 0.24 0.24 0.24	11/29/2009 9/17/2011 2/18/2013 3/23/2014 2/24/2015 8/1/2016 8/1/2016 8/1/2016	—	—	—	—
Robert P. Hughes	60,000 160,000 100,000 15,000 10,000 93,750 150,000 65,625 —	— — — — — — — — —	— — — — — 6,250 — 84,375 100,000	(4) (5) (6)	40.88 25.75 1.63 0.79 0.43 0.23 0.23 0.43 0.25	1/27/2010 4/19/2010 12/14/2010 9/17/2011 5/21/2012 1/28/2013 1/28/2013 2/24/2015 1/8/2016	—	—	—	—
Alexei Chadovich	9,700 7,500 5,000 35,000 25,000 150,000 75,000 93,750 137,500 65,625 —	— — — — — — — — — — —	— — — — — — — 6,250 62,500 84,375 20,000	(4) (7) (5) (8)	0.89 5.00 40.88 1.63 0.79 0.38 0.23 0.23 3.80 0.43 0.25	10/29/2007 1/19/2009 1/27/2010 12/14/2010 9/17/2011 2/27/2012 1/28/2013 1/28/2013 2/3/2014 2/24/2015 1/8/2016	—	—	—	—
Samer Diab	8,000 10,000 70,000 65,000 25,000 65,625 93,750 65,625 —	— — — — — — — — —	— — — — — 9,375 56,250 84,375 20,000	(9) (10) (5) (8)	12.60 7.25 1.63 0.79 0.43 2.49 1.75 0.43 0.25	5/16/2009 8/14/2010 12/14/2010 9/17/2011 5/21/2012 6/9/2013 5/25/2014 2/24/2015 1/8/2016	—	—	—	—
Jeffrey L. Walker	968,750 234,375 843,750 1,000,000 250,000 —	— — — — — —	31,250 15,625 156,250 — — 250,000	(11) (12) (13) (3)	0.23 0.18 3.80 0.43 0.17 0.17	1/28/2013 2/18/2013 2/3/2014 2/24/2015 9/27/2016 9/27/2016	—	—	—	—

These options vest as follows:

(1)	15,625 shares vest on 2/19/07.
(2)	12,500 shares vest on 3/24/07 and quarterly thereafter until fully vested.

(3)	These options vest in four equal installments at the end of each calendar quarter of 2007.
(4)	6,250 shares vest on 1/29/07.
(5)	9,375 shares vest on 2/25/07 and quarterly thereafter until fully vested.
(6)	25,000 shares vest on 1/9/07, 6,250 shares vest on 4/9/07 and quarterly thereafter until fully vested.
(7)	12,500 shares vest on 2/4/07 and quarterly thereafter until fully vested.
(8)	5,000 shares vest on 1/9/07, 1,250 shares vest on 4/9/07 and quarterly thereafter until fully vested.
(9)	4,688 shares vest on 3/10/07 and quarterly thereafter until fully vested.
(10)	9,375 shares vest on 2/26/07 and quarterly thereafter until fully vested
(11)	31,250 shares vest on 1/29/07.
(12)	15,625 shares vest on 2/19/07.
(13)	31,250 shares vest on 2/4/07 and quarterly thereafter until fully vested.

Option Exercises and Stock Vested in 2006

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Robert W. Felton	–	–	–	–
Robert P. Hughes	–	–	–	–
Alexei Chadovich	–	–	–	–
Samer Diab	6,000	$420	–	–
Jeffrey L. Walker	–	–	–	–

Director Compensation

Director Compensation in 2006

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)

Richard H. Bennett, Jr. (1)(2) (3)			$159,604				$159,604
Stephen H. Coltrin (1)(2)	—	—	29,391	—	—	—	29,391
Ralph W. Hardy, Jr. (1)(2)	—	—	160,713	—	—	—	160,713
Robert R. Parsons, Jr. (1)(2)			79,093				79,093
Nancy M. Harvey (1)(2)(4)(5)	—	—	(133,187)	—	—	—	(133,187)

We do not pay directors cash compensation for their service as directors except for reimbursement of reasonable travel expenses relating to attendance at board and committee meetings.

The value for Option Awards in the table above represents the dollar amount recognized for financial reporting purposes for 2006 in accordance with SFAS No. 123 (revised 2004), Accounting for Stock-Based Compensation, (“SFAS 123(R)”), for all options held by each individual. Accordingly, the dollar amount for each individual will vary depending on the number of options held, the fair value of such options, and the vesting terms of such options. See Note 19 of Notes to Financial Statements in our Annual Report on Form 10-K for 2006 for information on the assumptions used to calculate the grant date fair value of option awards and the expense recognized under SFAS 123(R).

(1) Option awards held by Directors at December 31, 2006:

Richard H. Bennett, Jr. – 900,000

Stephen H. Coltrin – 300,000

Ralph W. Hardy, Jr. – 655,000

Robert R. Parsons, Jr. – 315,000

Nancy M. Harvey – 2,940,000

(2) Grant date fair value of 2006 grants computed in accordance with SFAS 123(R):

Richard H. Bennett, Jr. – $11,091

Stephen H. Coltrin – $11,091

Ralph W. Hardy, Jr.– $12,200

Robert R. Parsons, Jr.– $14,419

Nancy M. Harvey – $23,437 (representing the increase in fair value from modifying Ms. Harvey’s options in 2006 in connection with her Separation Agreement and Release).

(3) Mr. Bennett resigned from the Board of Directors effective January 2, 2007. On March 12, 2007, the Board of Directors approved extending the exercise period for certain options previously granted to Mr. Bennett, and cancel certain other options, as follows:

•	684,375 options vested as of Mr. Bennett’s January 2, 2007 resignation date, from all grants other than a grant from March 24, 2004, shall be exercisable until and including December 31, 2007.

•	137,500 options vested from Mr. Bennett’s March 24, 2004 grant are cancelled.

The Company anticipates recognizing an estimated option modification charge of approximately $71,000 for the extension of these options, during the quarter ended March 31, 2007.

(4) Ms. Harvey resigned from the Board of Directors effective May 19, 2006

(5) For the year ended December 31, 2005, we recognized estimated severance related charges related to the departure of our prior CEO Nancy Harvey, including an estimated option modification charge, based upon the anticipated terms at that time. Upon the execution of the Separation Agreement and Release on May 19, 2006, we calculated the actual option modification charge based upon the final terms, and recognized a resulting reduction in our stock-based compensation expense of $133,187.

Related Person Transactions

Corporate Relationships and Transactions

During a portion of 2006, Richard S. Walker was employed by the Company as a Sales Manager. He is the son of the Company’s Founder, Executive Vice President and Chief Technology Officer, Jeffrey L. Walker. Richard S. Walker was paid gross compensation in the amount of approximately $34,458 during 2006. Effective May 19, 2006, Richard S. Walker is no longer employed by the Company.

During 2005, we entered into agreements with a new customer, DevonWay, to provide licenses, consulting services, technical support services, and training. Our Chairman, CEO and President, Robert W. Felton, is the founder and owner of DevonWay. All disinterested members of our Board of Directors approved of our transactions and general ongoing business relationship with DevonWay. For the year ended December 31, 2006, our revenues and cash inflows from Devon Way were $1.1 million and $72,000, respectively. As of December 31, 2006, we had no accounts receivable due from DevonWay. During 2006, DevonWay provided some marketing services to us. For the year ended December 31, 2006, we incurred fees to DevonWay of $2,000 for such services. During late 2006, DevonWay provided some consulting staff to us for use on our projects. For the year ended December 31, 2006 we incurred fees to DevonWay of $21,000 for such services. As of December 31, 2006, we had accounts payable due to DevonWay of $21,000.

Financing Transactions

On February 23, 2006, TenFold executed a Promissory Note due to Mr. Felton, in the amount of $250,000. On March 15, 2006, TenFold executed a Promissory Note due to Mr. Felton, in the amount of $250,000. These identical Promissory Notes were intended to provide interim financing to TenFold while we sought to secure equity financing. We repaid these notes in full in March 2006, upon completing the equity financing transaction described below.

On March 29, 2006, we entered into a Securities Purchase Agreement for the sale of 1,500,000 shares of unregistered convertible preferred stock and warrants. The preferred shares are convertible into 20,315,805 shares of common stock. The warrants are to purchase 10,157,899 shares of common stock at an exercise price of $0.62 per share, with a five year term. The transaction generated gross proceeds of approximately $6.3 million (before expenses and repayment of $1.1 million of interim financing obligations). Several members of our Board of Directors (or investment entities associated with them) and an Executive Officer participated in the transaction, providing a total of approximately $4.7 million of the gross proceeds raised:

•	Robert W. Felton Trust invested $2 million. We repaid $709,000 of interim financing to Mr. Felton, our Chairman, President, and Chief Executive Officer, from the proceeds of the capital raising.

•	First Media TF Holdings LLC invested $2 million. We repaid $205,000 of interim financing to First Media TF Holdings LLC from the proceeds of the capital raising.

•

TenFold Director Steven H. Coltrin invested $500,000. We used approximately $206,000 of the proceeds of the capital raising to pay accounts payable due to his firm, Coltrin & Associates, for marketing and public relations work provided to TenFold in earlier periods.

•	Samer Diab, Senior Vice President, Customer Services, invested $230,000.

We also repaid $205,000 of interim financing to Wasatch Investments LLC from the proceeds of the capital raising.

Severance Agreement

Effective January 11, 2001, the Company entered into an employment agreement with Nancy M. Harvey, then President and Chief Executive Officer. The agreement provided for an annual base salary of $600,000, subject to review and change by the Company’s Board of Directors, and the opportunity to earn an annual cash bonus in the discretion of the Company’s Board of Directors of up to $400,000. The agreement also provided that, for the term of the agreement and for six months thereafter in the event of an involuntary termination, Ms. Harvey would not compete with the Company or solicit its customers or employees. Pursuant to the agreement, Ms. Harvey was granted 800,000 shares of restricted common stock of the Company. Beginning October 16, 2002, Ms. Harvey voluntarily drew a reduced salary based on an annualized amount of $150,000.

Ms. Harvey departed from the Company and her role as President, Chief Executive Officer, and Chief Financial Officer on November 17, 2005. On May 19, 2006, the Company and Ms. Harvey entered into a Separation Agreement and Release in connection with her departure. As specified in the agreement, Ms. Harvey resigned as a director of the Company effective May 19, 2006. The Separation Agreement and Release provides Ms. Harvey with a severance benefit aggregating $150,000, company paid health insurance benefits until June 17, 2007, and a lump sum payment of $300,000 on January 2, 2007. In addition, any restrictions on shares of common stock received by Ms. Harvey pursuant to her employment agreement have lapsed and the shares have become fully vested. Furthermore, certain of Ms. Harvey’s stock options have been cancelled and certain others have been modified, all as set forth in the Separation Agreement and Release. Ms. Harvey and TenFold have released each other from any and all claims that they may have against each other as set forth in the Separation Agreement and Release.

Pre-approval Policy

Pursuant to a written policy of the Company, all related party transactions that the Company is required to disclose in its annual proxy statement in accordance with Item 404 of Regulation S-K under the Securities and Exchange Act of 1934 must be pre-approved by a majority of the disinterested directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons (“reporting persons”) to file with the SEC initial reports of ownership and changes in ownership of TenFold’s common stock. These reporting persons are required by SEC regulations to furnish TenFold with copies of all Section 16(a) reports they file. To TenFold’s knowledge, based solely on its review of the copies of such reports received and written representations from certain reporting persons that no other reports were required, TenFold believes that during the year ended December 31, 2006, all reporting persons complied with all applicable filing requirements, except that a late Form 4 was filed for Robert W. Felton on August 17, 2006 for stock options granted in August 2, 2006 due to clerical error. Mr. Felton timely filed a Schedule 13D/A on August 3, 2006 for this option grant.

Stockholder Proposals for the 2008 Annual Meeting

Proposals of stockholders intended to be included in TenFold’s proxy statement for the 2008 Annual Meeting of Stockholders must be received by TenFold Corporation, Attention: Corporate Secretary at 698 West 10000 South, Suite 200, South Jordan, Utah 84095, no later than February 9, 2008. If TenFold is not notified of a stockholder proposal by March 24, 2008, then the proxies held by management of TenFold provide discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

Requests for Form 10-K

TenFold will mail to any stockholder without charge, upon written request, a copy of its Annual Report on Form 10-K for the year ended December 31, 2006, including the financial statements, financial statement schedules, and a list of exhibits. You should send your request to the attention of Investor Relations at TenFold’s headquarters located at 698 West 10000 South, Suite 200, South Jordan, Utah 84095. You may also obtain the Form 10-K from our website at www.tenfold.com or from the EDGAR system on the SEC’s website at www.sec.gov.

Other Matters

TenFold is not aware of any other business to be presented at the Annual Meeting. If matters other than those described herein should properly arise at the Meeting, proxies in the enclosed form will be voted by the proxy holders on such matters in accordance with their best judgment.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute, and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

/s/ Robert P. Hughes

Corporate Secretary

April 30, 2007

South Jordan, Utah

Appendix A

Pre-Approval of Audit and Non-Audit Services

TenFold’s Audit Committee pre-approves all audit and non-audit services provided by TenFold’s independent registered public accounting firm.

We have this policy to:

Provide appropriate Audit Committee oversight

We ensure that our Audit Committee is aware of and approves all services to be provided by our independent registered public accounting firm.

Maintain independent registered public accounting firm independence

By reviewing and approving in advance all work to be provided by our independent registered public accounting firm, our Audit Committee helps ensure that we engage our independent registered public accounting firm for services that are consistent with the independent relationship we seek to maintain with our independent registered public accounting firm.

Approving audit and non-audit services

We obtain Audit Committee approval before we engage our independent registered public accounting firm to provide audit or non-audit services.

We ask our independent registered public accounting firm to provide an engagement letter or other similar description of services that they seek to provide to TenFold. We provide this description to our Audit Committee. Our Audit Committee may seek additional information about the proposal from our independent registered public accounting firm or management as they deem necessary. The Audit Committee considers such proposals and approves (or rejects) the proposals before the related work begins.

We ask our independent registered public accounting firm not to provide services to TenFold until the Audit Committee approves them.

A-1

PROXY

TenFold Corporation

Proxy solicited by the Board of Directors of TenFold Corporation for the Annual Meeting of Stockholders

to be held on July 18, 2007

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of TenFold Corporation and Proxy Statement, each dated April 30, 2007, and hereby appoints Robert W. Felton and Robert P. Hughes or either of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of TenFold Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of TenFold Corporation to be held on Wednesday, July 18, 2007, at 10:30 a.m. local time at the Marriott Courtyard Hotel located at 10701 South Holiday Park Drive, Sandy, Utah 84070 (and at any and all postponements, continuations, and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on other side)

FOLD AND DETACH HERE

Please mark ☒ your vote as indicated

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3.

PROPOSAL 1: To elect two directors to hold office until the 2009 Annual Meeting of Stockholders.

☐ FOR all nominees listed below (except as marked to the contrary below).	☐ WITHHOLD AUTHORITY to vote for all nominees listed below.

NOMINEES: Robert E. Parsons, Jr., and Jeffrey L. Walker

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME ABOVE.

PROPOSAL 2: To ratify the selection of Tanner LC as TenFold Corporation’s independent registered public accounting firm for the year ending December 31, 2007.

☐ FOR    ☐ AGAINST     ☐ ABSTAIN

PROPOSAL 3: To approve an amendment to the Fourth Amended and Restated Certificate of Incorporation of TenFold Corporation to increase the number of authorized shares of common stock of TenFold Corporation from 120 million to 220 million and to increase the number of authorized shares of preferred stock of TenFold Corporation from 2 million to 4 million.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

DATED	____________, 2007	___________________________________________

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE, AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.